Exhibit 10.01

AMENDMENT NO. 3

TO

EMPLOYMENT AGREEMENT

This AMENDMENT NO. 3 TO EMPLOYMENT AGREEMENT is effective as of July 1, 2014, by and between ENSERVCO CORPORATION, a public Delaware corporation, (the “Company”), and RICK D. KASCH (“Kasch”), sometimes collectively referred to as the “Parties.”

WITNESSETH

WHEREAS, the Company entered into an employment agreement with Kasch on July 27, 2010, which was amended on July 19, 2011, (the “Agreement”); further amended by the Board of Directors on May 29, 2013, and

WHEREAS, at a meeting of the Board of Directors on June 20, 2014, certain terms of the Agreement were further amended at the direction of the Company’s Board of Directors and the Parties wish to memorialize those amendments as set forth herein.

NOW, THEREFORE, in consideration of the conditions and covenants set forth, it is agreed that the Agreement be and hereby is amended, effective as of July 1, 2014, so that:

A. Paragraph 1 (“Employment”) reads as follows:

1.	Employment. Subject to the terms and conditions of this Agreement, the Company and Executive agree to enter into an employment relationship whereby Executive will serve as the Company’s President and Chief Executive Officer. Executive will report to the Company’s Board of Directors. Executive will have such responsibilities and authority as are consistent with the offices of President and Chief Executive Officer and as may be determined from time to time by the Company’s Board of Directors. Executive is required to devote all of his working time and efforts to the performance of services for the Company. All Company performance will be to the best of Executive’s ability.

B. Paragraph 2 (“Term of Employment”) reads as follows:

2.	Term of Employment. Executive’s term of employment under this Agreement will commence on July 27, 2010 and continue until June 30, 2016 (the “End Date”), and on a year-to-year basis thereafter ending each June 30th thereafter (the “Term”), unless: (i) the Company provides the Executive with a notice of non-renewal not less than 60 days before the last day of the then-current Term (as then effective); or (ii) the Agreement is otherwise terminated as described in Section 5 thereof.

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C. Section 5(b) of the Agreement reads as follows:

a.	Termination By Resignation. Except as set forth below, if Executive resigns for any reason, Executive will be entitled to receive only accrued but unpaid Base Salary and accrued benefits (including vested options pursuant to subsection 3.c. above) through the effective date Executive’s resignation; provided, however, in the event that Executive resigns with an effective date not more than 180 days following a Change of Control, Executive will be entitled to the following severance benefits:
(i)	Executive will be entitled to a lump sum amount equal to 18 months of Executive’s Base Salary, to be paid within 5 business days from the date of resignation; and
(ii)	Company will provide Executive for a period of 18 months from the date of resignation with the same or similar health care benefits (including dental and vision, if any) as provided to Executive at the time of resignation; and
(iii)	All options granted to the Executive that have not yet vested will immediately vest irrespective of whether Executive’s employment continues or is terminated thereafter, except to the extent that such compensation is subject to Section 409A of the Internal Revenue Code and such acceleration would violate Section 409A or subject Executive to additional taxes or interest under Section 409A.

For purposes of this Agreement, a “Change of Control” shall mean any of the following:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Company representing more than 40% of the total voting power represented by Company’s then outstanding voting securities;

(ii) A merger or consolidation of Company whether or not approved by the Board of Directors of Company, other than a merger or consolidation that would result in the voting securities of Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted or into voting securities of the surviving entity) at least 60% of the total voting power represented by the voting securities of Company or such surviving entity (or the parent of any such surviving entity) outstanding immediately after such merger or consolidation, or a change in the ownership of all or substantially all of Company’s assets to a person not related (within the meaning of income tax Regulations Section 1.409A-3(i)(5)(vii)(b)) to the Company;

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(iii) The replacement during any 12-month period of a majority of the members of the Board of Directors of Company with directors whose appointment or election was not endorsed by a majority of the members before the date of the appointment or election; or

(iv) A material change in the Executive’s responsibilities and duties from that described in Paragraph 1 of this Agreement as amended hereby.

D. Except as specifically amended hereby the Agreement remains in full force and effect.

IN WITNESS WHEREOF, the Parties have executed this Amendment to be effective as stated above.

ENSERVCO CORPORATION

By: /s/ Michael D. Herman____________________

Michael D. Herman, Chairman of the Board

Date: June 30, 2014

EXECUTIVE

By: /s/ Rick D. Kasch________________________

Rick D. Kasch

Date: June 30, 2014

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